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                                                                    Exhibit 99.1


                              SOLECTRON NEGOTIATING
                       MANUFACTURING AGREEMENT WITH LUCENT

For Immediate Release: January 31, 2002

Milpitas, Calif. -- Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and supply-chain management services, said today it is negotiating toward an agreement to purchase specialized equipment and usable inventory from Lucent Technologies for between $250 million and $290 million in cash. As part of the prospective agreement, Solectron would be awarded a multi-year contract to provide supply-chain services for selected Lucent optical networking products.

The companies continue to negotiate, various contingencies remain and the parties have not reached agreement on the prospective contract. Solectron said there is no guarantee an agreement will be reached.

ABOUT SOLECTRON

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, the first two-time winner of the Malcolm Baldrige National Quality Award, has a full range of industry-leading capabilities on five continents. Its headquarters are in Milpitas, Calif.

SAFE HARBOR

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the anticipated consummation of the transaction and the prospective multi-year contract, and the value of the transaction, in each case based on current expectations that involve a number of risks and uncertainties. In particular, the companies have not signed definitive agreements and there is no assurance that the parties will do so or complete the transaction. In addition, even if the parties execute definitive agreements, they may fail to receive the necessary approvals or fail to satisfy conditions for closing, in which case the transaction might not be completed. Additional risks
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and uncertainties include the risk of price fluctuation, changes in technology, competition, the ability to manage rapid declines in customer demand, the ability to manage business integration and the ability to retain key personnel. Other potential risks that could cause actual events to differ materially are included in filings with the Securities and Exchange Commission, including Forms 8-K, 10-K, 10-Q, S-3 and S-4 for Solectron Corporation. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Analysts Contact:

Thomas Alsborg, Solectron Corporation, (408) 956-6614 (U.S.), thomasalsborg@ca.slr.com

Media Contact:

Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com